Filed Pursuant to
                                                     Rule 424(b)(1)
                                                     Registration No. 333-112136

PROSPECTUS




                                 LANOPTICS LTD.

                             937,500 Ordinary Shares


        This prospectus relates to 937,500 ordinary shares that the selling shareholder named in this prospectus or its transferees may offer from time to time. Of the ordinary shares offered hereby, 187,500 ordinary shares will be offered by the selling shareholder upon the exercise of warrants issued pursuant to a stock purchase agreement dated as of December 11, 2003. The registration of these ordinary shares does not necessarily mean that the selling shareholder or its transferees will offer or sell their shares.

        We will not receive any of the proceeds from the sale by the selling shareholder of the ordinary shares offered by this prospectus. We will bear all expenses in connection with the preparation of this prospectus.

         Our ordinary shares are listed for trading on The Nasdaq SmallCap Market under the symbol "LNOP". On February 17, 2004, the closing price of our ordinary shares on The Nasdaq SmallCap Market was $9.47.


See "Risk Factors" beginning on page 5 to read about factors you should consider before buying our ordinary shares.



        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                                February 17, 2004

                               Table of Contents

                                                                          Page
                                                                          ----
Notice Regarding Forward-Looking Statements............................    3
Prospectus Summary.....................................................    4
Risk Factors...........................................................    5
Use of Proceeds........................................................    12
Market Price Data......................................................    13
Selected Consolidated Financial Data...................................    13
Selling Shareholder....................................................    17
Plan of Distribution...................................................    18
Foreign Exchange Controls and Other Limitations........................    21
Experts................................................................    21
Legal Matters..........................................................    22
Material Changes.......................................................    22
Where You Can Best Find More Information; Incorporation
of Certain Information by Reference....................................    22
Enforceability of Civil Liabilities....................................    23
Index to Financial Statements..........................................    F-1


        When you are deciding whether to purchase the ordinary shares being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. We are not making any offer of the ordinary shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

        In this prospectus, "we", "us", "our", the "Company" and "LanOptics" refer to LanOptics Ltd., an Israeli company, and our major subsidiary, E.Z. Chip Technologies Ltd.

        We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

        We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in Israel. All references to "dollars" or "$" in this prospectus are to United States dollars, and all references to "shekels" or "NIS" are to New Israeli Shekels.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

        Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

                                 LANOPTICS LTD.

        We were incorporated in Israel in December 1989. Until 1999, our principal business was the development, manufacturing and marketing of solutions and Internet applications that improve connectivity and performance of corporate local area networks, or LANs, and wide area networks, or WANs. Our business now consists of the development and marketing of high performance network processors through our independent business unit, E.Z. Chip Technologies Ltd., or EZchip, in which we currently have a 51% ownership interest.

        Our registered offices and our principal executive offices are located at 1 Hatamar street, P.O. box 527, Yokneam 20692 Israel, and our telephone number is 972-4-959-6666. Our address on the internet is www.lanoptics.com.

                                  The Offering

Ordinary shares offered...............   937,500 shares

Nasdaq SmallCap Market Symbol.........   "LNOP"

Use of proceeds.......................   We will  not  receive  any  proceeds
                                         from the sale of the ordinary  shares
                                         offered  hereby.  We will,  however,
                                         receive the proceeds from the  exercise
                                         of the warrants if and when they are
                                         exercised.

Ordinary Shares Outstanding...........   9,250,535 shares

Risk Factors..........................   Prospective investors should carefully
                                         consider the Risk Factors beginning on
                                         Page 5 before buying the ordinary
                                         shares offered hereby.

                                  RISK FACTORS


        You should carefully consider the risks and uncertainties described below before investing in our ordinary shares. Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks. In that case, the value of our ordinary shares could decline, and you could lose all or part of your investment.

Risks Relating to Our Business

EZchip has a limited operating history, and its future financial results are difficult to predict.

        Our success depends on EZchip's future success and we are, therefore, subject to the risks encountered by EZchip and the network processor industry. EZchip was formed in 1999 and has a limited operating history. EZchip's limited operating history makes it difficult to evaluate the prospects of its business. Moreover, the industry in which EZchip operates is constantly evolving and is subject to technological and competitive forces beyond its control. EZchip's ability to design and market products to meet customer demand and the revenue and income potential of its products and business are unproven. As an early stage company in the rapidly developing network processor industry, EZchip faces numerous risks and uncertainties. Some of these risks relate to its ability to:

        -      expand and enhance its product offerings;

        -      diversify its sources of revenue;

        -      maintain adequate control of its expenses;

        -      respond to technological changes; and

        -      respond to competitive market conditions.

        If we fail to address these risks and uncertainties, our results of operations will be adversely affected.

We are dependent on the networking equipment market for our growth and if it does not grow, then we will not be able to expand our business.

        The growth of our business depends in part on increased acceptance and use of networking equipment. In particular, we depend on the ability of our target customers to develop new products and enhance existing products for the networking equipment market that incorporate our products and to introduce and promote their products successfully. The market for networking equipment depends in part upon the deployment of 10 Gigabit Ethernet technologies that enable the forwarding of data at a high speed. Ultimately, users may not choose the 10 Gigabit Ethernet technologies. If the use of networking equipment does not grow as we anticipate, or our target customers do not incorporate our products into theirs, our growth would be impeded.

Many of our competitors and potential competitors are much larger than us and if we are unable to compete effectively, we could lose our market share and revenue.

        The market for network processors is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that competition in this market will become more intense in the future and may cause price reductions, reduce gross margins and result in loss of market share, any one of which could significantly reduce our future revenue and increase our losses. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and significantly larger customer bases than we do.

        Additionally, many of our competitors also have well-established relationships with our prospective customers and suppliers. As a result of these factors, many of our competitors, either alone or with other companies, have significant influence in our target markets that could outweigh our technological advantage.

Our products may have defects, which could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue, increase production costs and result in liability.

        Highly complex products such as network processors may contain hardware or software defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contains defects, or have reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could result in the loss of or failure to attract customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as software upgrades or patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems might divert technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. This is particularly significant as we are a new entrant to a market dominated by large, well-established companies.

We may have to redesign our products to meet rapidly evolving industry standards and customer specifications, which could delay our production and increase our operating costs.

        We operate in a market characterized by rapidly evolving industry standards, product obsolescence, and new manufacturing and design technologies. Many of the standards and protocols for our products are based on high speed networking technologies that have not been widely adopted or ratified by one of the standard setting bodies in our customers' industry.

        Our customers, network equipment manufacturers, are likely to have varying requirements and may delay or alter their design demands during this standard-setting process. In response, we may have to redesign our products to suit these changing demands, which would likely delay the production of our products and increase operating costs.

Because our products have lengthy design and development cycles, we could experience delays in generating revenues or cancellation of customer contracts.

         We may never generate significant revenues from our products after incurring significant design and development expenditures. A customer may decide to cancel or change its product plans, which could cause us to generate no revenue from that customer and adversely affect our results of operations. A delay or cancellation of a customer's plans could significantly adversely affect our financial results. Even after winning a design contract, a customer may not begin volume production of their equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, we may experience delays from the time we begin incurring expenses until the time we generate revenue from our products. We have no assurances that our customers will ultimately market and sell their equipment or that such efforts by our customers will be successful.

The loss of personnel could affect our ability to design and market our products.

         To succeed, we must retain and hire technical personnel highly skilled at the design and test functions used to develop high speed networking products and related software. The competition for such employees is intense.
We, along with our competitors, customers and other companies in the communications industry, face intense competition for those employees from our competitors and an increasing number of startup companies which are emerging with potentially lucrative employee ownership arrangements. Recruiting, hiring and retaining key personnel can also result in significant monetary costs.

If we are not able to adequately protect our technology or other intellectual property through patents, copyrights, trade secrets, trademarks and other measures, our competitors could use our proprietary information and we could lose our competitive advantage.

         To compete effectively, we must protect our proprietary information. We rely on and intend to rely on a combination of patents, trademarks, trade secret laws, confidentiality procedures and licensing arrangements to protect our respective intellectual property rights. Failure to adequately protect our technology or other intellectual property from use by our competitors could jeopardize our competitive advantage, and result in a loss of customers. We have a number of issued and pending patent applications. We might not succeed in obtaining patents from any of our pending applications. The patents that have been issued may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength, or may not be issued in all countries where our products can be sold. In addition, our competitors may be able to design around our patents.

Our products employ technology that may infringe on the proprietary rights of third parties, which may expose us to litigation and prevent us from selling our products.

         Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This often results in expensive and lengthy litigation. We, as well as our respective customers or suppliers, may be accused of infringing on patents or other intellectual property rights owned by third parties. An adverse result in any litigation could force us to pay substantial damages, stop designing or manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, discontinue using certain processes or obtain licenses to use the infringing technology. In addition, we may not be able to develop non-infringing technology, nor might we be able to find appropriate licenses on reasonably satisfactory terms.

Because the processes used to manufacture our products are complex, customized to our specifications and can only be performed by a limited number of manufacturing facilities, we may experience delays in production and increased costs if we are forced to replace our manufacturer.

         If our manufacturing suppliers are unable or unwilling to provide us with adequate manufacturing capacity, we would have to identify and qualify one or more substitute suppliers for a substantial majority of our products. Our manufacturers may experience unanticipated events that could inhibit their abilities to provide us with adequate manufacturing capacity on a timely basis, or at all. Introducing new products or transferring existing products to a new third party manufacturer would require significant development time to adapt our designs to their manufacturing processes and could cause product shipment delays. In addition, the costs associated with manufacturing our products may increase if we are required to use a new third party manufacturer. If we fail to satisfy our manufacturing requirements, our business would be materially harmed.

Under a separate agreement, a third party manufacturer is manufacturing our QX-1 traffic manager. This third party is the sole manufacturer of the QX-1.

         Under a November 2000 agreement, IBM agreed to manufacture our NP-1/NP-1c network processor and related prototypes until December 31, 2005. Under the agreement's terms, IBM may reduce or delay shipment if its ability to manufacture our NP-1 network processors is constrained. IBM is the sole manufacturer of the NP-1 and NP-1c. If IBM fails to deliver network processors on time or at all, our business could be severely harmed. If the arrangement with IBM is terminated or amended in a manner detrimental to us, it could adversely affect our business while we try to locate a substitute supplier. There is no assurance that we would be able to locate a substitute supplier on commercially reasonable terms or at all.

If internally generated funds are insufficient and EZchip is unable to procure funding on favorable terms, it would not be able to grow its business which could negatively affect our revenues.

         EZchip is a developing company and we expect that significant funding will be required in order to continue to develop its products and to expand its business. Given the state of development of EZchip's products and the present economic environment, we believe that we have sufficient funding resources to finance our operations through the next 18 months. The capital markets have experienced severe downturns over the last couple of years, especially relating to technology companies, and access to capital has been both difficult and expensive. Unless there is an improvement in this situation, when we do require additional funding we may encounter difficulty in raising such funding through the capital markets or otherwise. If internally generated funds are insufficient and we do not obtain enough funding to support our future development when needed, our business will suffer. Even if we are successful in obtaining funding through the capital markets or otherwise, such funding may not be on terms favorable to us.

If we are unable to procure funding on favorable terms, we may not be able to maintain our ownership percentage in EZchip.

         We presently own approximately 51% of EZchip. In any future EZchip financing rounds, our holdings in EZchip would be diluted unless we invest additional funds to preserve our equity position. We may not have the cash available to make an investment in order to retain control of EZchip. Furthermore, even if we have funds available to invest in EZchip, it is possible that additional funding from other investors would still dilute our ownership interest in EZchip or cause us to lose control of EZchip.

Fluctuations in the exchange rate between the United States dollar and foreign currencies may affect our operating results.

        A significant portion of the cost of our Israeli operations, mainly personnel and facility-related, is incurred in NIS. Therefore, our NIS related costs, as expressed in US dollars, are influenced by the exchange rate between the US Dollar and the NIS. In addition, NIS linked balance sheet items, may create foreign exchange gains or losses, depending upon the relative dollar values of the NIS at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques in the future, we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and share price.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may materially adversely affect the markets on which our securities trade, the markets in which we operate, our operations and our profitability.

         Terrorist attacks may negatively affect our operations. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive and ultimately affect our sales. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

         More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They also could result in or exacerbate economic recession in the United States or abroad. Any of these occurrences could have a significant impact on our operating results, revenues and costs and may result in the volatility of the market price for our securities and on the future price of our securities.

Risks Relating to Our Location in Israel

Potential political, economic and military instability in Israel may disrupt our operations and negatively affect our sales.

         We were organized under the laws of the State of Israel and a substantial portion of our assets, and our principal operations, are located in Israel. Consequently, our operations, financial condition and results of operations are directly influenced by economic, political and military conditions in and affecting Israel. Our operations could be adversely affected if major hostilities break out in the Middle East or if trade between Israel and its present trading partners is curtailed.

        Since the establishment of the State of Israel in 1948, a state of hostility has existed between Israel and the Arab countries in the region. Peace talks between Israel and the Palestinian Authority began in the early 1990s, but they broke down in mid-2000. Attacks on Israel by Palestinian terrorists, and military responses by Israel, have accelerated considerably since late 2000. We cannot predict whether or when a peace process will resume, whether a full resolution of these problems will be achieved, the nature of any such resolution or any consequences that any of these factors may have on us. Any future armed conflicts or political instability in the region could negatively affect our business or harm our results of operations.

        Israeli companies and companies doing business with them have been subject to an economic boycott initiated by the Arab countries. This boycott and policies may seriously harm our operating results or the expansion of our business.

        Additionally, some of our key employees in Israel are obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time in the event of a national emergency. Our operations could be disrupted by the absence for a significant period of one or more of our key employees due to military service. Any disruption in our operations would harm our business.

Changes to tax laws may result in our receiving fewer benefits than we hope to receive.

         In the past, we received tax benefits under Israeli law for capital investments in facilities and equipment that are designated as "Approved Enterprises." We expect to receive these benefits in the future when EZchip attains volume sales levels. To maintain our eligibility for these tax benefits, we must continue to meet several conditions including making required investments in fixed assets. If we fail to comply with these conditions in the future, the tax benefits received could be cancelled. From time to time, we may submit requests for expansion of our Approved Enterprise programs or for new programs. These requests might not be approved. The law and regulations prescribing the benefits provide for an expiration date for the grant of new benefits. The expiration date has been extended several times in the past. The expiration date currently in effect is June 30, 2004, and no new benefits will be granted after that date unless the expiration date is again extended. The termination or reduction of certain programs and tax benefits (particularly benefits available to the Company as a result of the Approved Enterprise status of the Company's facilities and programs) or a requirement to refund a portion of the tax benefits already received, would have a material adverse effect on the Company's business, operating results and financial condition.

It may be difficult to enforce a U.S. judgment against us or our officers and directors or to assert U.S. securities laws claims in Israel or serve process on substantially all of our officers and directors.

         We are organized under the laws of the State of Israel. Substantially all of our executive officers and directors and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to collect a judgment obtained in the United States against us or any of these persons, or to effect service of process upon these persons in the United States. Our agent for service of process in the U.S. is Puglisi & Associates, located at 859 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715.

Provisions of Israeli law may delay, prevent or make difficult a change of control and therefore depress the price of our shares.

         Some of the provisions of Israeli law could:

          -    discourage potential acquisition proposals;
          -    delay or prevent a change in control; and
          - limit the price that investors might be willing to pay in the future for our ordinary shares.

         Israeli corporate law regulates mergers and acquisitions of shares through tender offers, requires approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax law treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid. These provisions may adversely affect the price of our shares.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by the selling shareholder of our ordinary shares. We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised. We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statements of which this prospectus is a part.

                                MARKET PRICE DATA

        Our ordinary shares have traded on the Nasdaq National Market under the symbol "LNOP" until April 14, 2003 in which date the listing of our ordinary shares was transferred to the Nasdaq SmallCap Market. The following table sets forth, for the periods indicated, the range of high and low sales prices of the ordinary shares on the Nasdaq SmallCap Market:

         2002                                                 High          Low
         ----                                                 ----          ---
         First Quarter.................................     $14.00         $6.07
         Second Quarter................................      16.45          5.02
         Third Quarter.................................       8.98          5.35
         Fourth Quarter................................       7.60          3.79

         2003
         ----
         First Quarter................................       $6.20         $3.88
         Second Quarter...............................        8.33          4.47
         Third Quarter ...............................        9.80          6.41
         Fourth Quarter ..............................       11.20          8.50

         2004
         ----
         First Quarter (through February 13,).........      $12.17         $9.25


                      SELECTED CONSOLIDATED FINANCIAL DATA

        We have derived the following selected consolidated financial data as of December 31, 2001 and 2002 and for each of the years ended December 31, 2000, 2001 and 2002 from our consolidated financial statements which are prepared in accordance with generally accepted accounting principles in Israel (Israeli
GAAP). Israeli GAAP and accounting principles generally accepted in the U.S. differ in certain respects, as applicable to our consolidated financial statements (see Note 16 to our consolidated financial statements). Our consolidated financial statements have been audited by Kost, Forer, Gabbay and Kasierer (formerly Kost, Forer & Gabbay), an affiliate member of Ernst & Young Global report with respect to such consolidated financial statements appears in our Annual Report on Form 20-F for the year ended December 31, 2002 incorporated by reference herein. Selected consolidated financial data as of December 31, 1998, 1999 and 2000 and for each of the years ended December 31, 1998 and 1999 have been derived from other audited consolidated financial statements prepared in accordance with generally accepted accounting principles in Israel. The consolidated statement of operations data for the nine month periods ended September 30, 2002 and 2003 and the consolidated balance sheet data at September 30, 2003 are derived from unaudited consolidated financial statements which, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operation for such periods. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements with respect to the three years ended December 31, 2002 and as at December 31, 2001 and 2002 contained in our 2002 Annual Report on Form 20-F which is incorporated herein by reference.

     Income Statement Data:

                                                                                              Nine Months
                                                                                                 Ended
                                                          Year Ended December 31,             September 30,
                                             -------------------------------------------  ---------------------
                                                 1998      1999    2000    2001     2002        2002      2003
                                             ------------------------------------------------------------------
Revenues....................................      --        --      --      --   $   465     $   228   $1,196
Costs of revenues...........................      --        --      --      --       164          88      432
Amortization of developed technology........      --        --      --      --       107          36      213
                                             -----------------------------------------------------------------
Gross profit................................      --        --      --      --       194         104      551

Operating expenses:
Research & development cost, net............      --       801   4,530   7,434     8,153       6,130    5,618
In-process research and development
write-off...................................      --        --      --      --     4,655       4,655       --
Selling, general and administrative,
net.........................................     441       363   1,489   2,332      3201       2,223    2,808
Goodwill amortization.......................      --        --      --      --        60          21      124
                                             -----------------------------------------------------------------
Total operating expenses ...................     441     1,164   6,019   9,766    16,069      13,029    8,550

Operating loss..............................    (441)   (1,164) (6,019) (9,766)  (15,875)    (12,925)  (7,999)
Financial income, net.......................     529       609     726   1,427       659         623       81
Other income................................      --        --     465     814        --          --       --
                                             -----------------------------------------------------------------
Loss from continuing operations,
before minority interest....................      --        --  (4,828) (7,525)  (15,216)    (12,302)  (7,918)
Minority interest in loss of a
subsidiary..................................      --        --   2,997   7,082     8,488       6,407    5,646
                                             -----------------------------------------------------------------
Income  (loss) from continuing
    operations..............................      88      (555) (1,831)   (443)   (6,728)     (5,895)  (2,272)
Income (loss) from discontinued
    operations of a segment of a
    business................................ (13,740)   (6,929) (4,769)    793        51          48       --
                                             -----------------------------------------------------------------
Net income (loss)..........................  (13,652)   (7,484) (6,600)    350    (6,677)     (5,847)  (2,272)
Dividends declared per share................      --        --      --      --        --          --       --
Net income (loss) per share.................   (2.35)    (1.16)  (0.97)   0.05     (0.87)      (0.77)   (0.26)
Net loss per share according to US
    GAAP...................................    (2.35)    (1.17)  (1.56)  (1.04)    (1.95)      (1.64)   (0.92)


     Balance Sheet Data:

                                                       As of December 31,                         As of
                                     -------------------------------------------------------- September 30,
                                        1998         1999        2000      2001       2002          2003
                                     ------------------------------------------------------------------------
Total assets.....................      $22,646      $16,095     $34,568   $24,220    $17,580      $21,890
Net assets.......................       16,126       11,123      27,558    20,818     13,368       16,423
Long-term liabilities............        1,377          859         830       990      1,196        2,832
Shareholders' equity.............       16,080       11,101       5,158     5,523      7,801        5,575
Shareholders' equity (deficiency)
    according to US GAAP.........       16,080       11,026       3,075    (4,361)   (7,561)      (15,133)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes, which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our current plans, estimates and beliefs and involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors."

Results of Operations

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

        Revenues. For the nine months ended September 30, 2003, revenues increased by $968,000, or 425%, to $1,196,000 from $228,000 in the same period in 2002. This increase is attributable to the increasing number of customers choosing EZchip for the development of their future networking products. EZchip started to generate revenues during the second quarter of 2002, when its first network processor, the NP-1, became commercially available. Therefore, revenues for the nine months ended September 30, 2002 represent only approximately four months of revenues, generated from only a few customers, while the revenues for the nine months ended September 30, 2003 represent revenues for the full period generated from approximately 25 customers.

        Cost of Revenues. For the nine months ended September 30, 2003, cost of revenues increased by $344,000, or 392%, to $432,000 (36% of revenues) from $88,000 in the 2002 period (39% of revenues). The increase in cost of revenues is the result of the increase in revenues.

        Gross Profit. For the nine months ended September 30, 2003, gross profit increased by $447,000, or 428%, to $551,000 (46% of revenues) from $104,000 in the 2002 period (46% of revenues). This increase was primarily attributable to the increase in revenues.

        Research and Development Costs Net. Research and development costs consist mainly of the salary and benefits of engineers. Reported figures consist entirely of EZchip's research and development costs. For the nine months ended September 30, 2003, research and development costs decreased by $512,000, or 8%, to $5,618,000 from $6,130,000 in the 2002 period. This decrease was primarily due to the fact that higher non-recurring engineering expenses were incurred during the 2002 period with respect to the development of the NP-1 network processor and the QX-1 traffic manager and also due to the higher level of amortization of prepaid development costs during 2002.

        Selling, General and Administrative Expenses, Net. Selling, general and administrative expenses consist primarily of salaries, advertising expenses, participation in trade shows and marketing materials. For the nine months ended September 30, 2003, these expenses increased by $585,000, or 26%, to $2,808,000 from $2,223,000 in the 2002 period. This increase was primarily due to increased sales and marketing efforts by EZchip and also due to non-recurring legal and accounting expenses of approximately $200,000 in 2003.

        Financial Income, Net. Financial income reflects the income or expenses both from traditional investment income or financing expenses and from exchange rate fluctuations and currency translation. For the nine months ended September 30, 2003, net financial income decreased by $542,000, or 87%, to $81,000 from $623,000 in 2002. This decrease is attributable to significantly lower average interest rates on our investments portfolio in 2003 compared to 2002, fluctuations in currency translation as a result of the change in the value of the NIS compared to the US dollar during 2003 and interest expenses associated with the $1.5 million credit line drawn by EZchip in May 2003.

        Minority Interest in Loss. Minority interest in loss of $5.6 million reflects the share of EZchip's minority shareholders in EZchip's loss for the nine months ended September 30, 2003. In the nine months ended September 30, 2002 minority interest in our subsidiary's loss was $6.4 million. The loss is allocated among the various classes and series of EZchip shares according to their respective ownership level as determined by liquidation preference. The decrease is primarily the result of a lower participation rate in EZchip's loss by the minority in 2003 compared to 2002.

Differences between US and Israeli GAAP

        The consolidated financial statements of our company conform with accounting principles generally accepted in Israel (Israeli GAAP) which differ in certain material respects from those followed in the United States (US
 GAAP). The main difference relates to the accounting for preferred shares of a subsidiary.

Liquidity and Capital Resources

        Historically we have satisfied our financial requirements primarily through equity investments, funds provided by operations and, through research and development grants. EZchip's research and development has not been funded by Israel's Office of Chief Scientist, but rather has been funded through the proceeds of third party investments, combined with contributions by LanOptics. In 2000, we conducted two rounds of financing for EZchip, raising $25.2 million through the private placement of EZchip's Preferred Shares. The amount of investments by third parties was recorded as Preferred Shares of a subsidiary in our financial statements. In addition, we made a $2 million investment in EZchip during 2000. No additional external financing was received during 2001 and 2002, and our operating activity was funded mainly by cash reserves.

        In early 2003, EZchip raised $13.5 million in a private placement of Series C Preferred Shares, of which amount we invested $2.3 million. In addition, EZchip obtained a $3 million credit facility, of which $1.5 million was immediately drawn. The terms of the Series C equity financing also provided all of the investors in the private placement with an option to invest up to another $8 million in the future, of which amount we may invest $4.3 million. As of September 30, 2003 we had $14.1 million in working capital and $15.7 million in cash, cash equivalents and marketable securities.

        On December 16, 2003, we concluded a $6 million private placement of our ordinary shares to Deutsche Bank AG, London Branch. We will use at least $4.3 million of the proceeds to fund the exercise of our option to purchase EZchip Series C Preferred Shares, which will either sustain our 51% ownership interest in EZchip in the event that all of the other Series C Preferred shareholders exercise their options to purchase additional shares, or increase our ownership interest to more than 51% in the event that some of those shareholders do not exercise their options. The remaining proceeds will be used for general corporate purposes including working capital.

        We believe that our unused cash and short-term deposit balances will provide sufficient cash resources to finance our operations at least through the end of the second quarter of 2005. However, if we grow more rapidly than currently anticipated or, if we do not generate sufficient revenues, it is possible that we would require additional funds before the end of such period.


                               SELLING SHAREHOLDER


        The ordinary shares being offered by the selling shareholder were issued to the selling shareholder and are issuable upon exercise of the warrants. The selling shareholder, an affiliate of Deutsche Bank Securities, Inc., a broker-dealer, has represented that it purchased the ordinary shares in the ordinary course of business and has no agreement to distribute the ordinary shares. We are registering the ordinary shares in order to permit the selling shareholder to offer the shares for resale from time to time. Except for the ownership of the ordinary shares and the warrants, the selling shareholder has not had any material relationship with us within the past three years.

        The table below lists the selling shareholder and other information regarding the beneficial ownership of the ordinary shares by the selling shareholder. The second column lists the number of ordinary shares beneficially owned by the selling shareholder, based on its ownership of the ordinary shares and the warrants, as of January 21, 2004, assuming exercise of the warrants held by the selling shareholder on that date, without regard to any limitations on exercise.

        The third column lists the ordinary shares being offered by this prospectus by the selling shareholder.

       In accordance with the terms of registration rights agreements with the selling shareholder, this prospectus generally covers the resale of at least 100% of that number of ordinary shares equal to the number of ordinary shares issued to the selling shareholder and issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholder pursuant to this prospectus.

        Under the terms of the warrants, the selling shareholder may not exercise the warrants, to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholder may sell all, some or none of their shares in this offering.


-----------------------------------------------------------------------------------------------------
                                                       Maximum Number
                       Number of                        of Shares to be                  Percentage
                      Shares Owned    Percentage of    Sold Pursuant      Number of          of
  Name of Selling       Prior to       Outstanding        to this        Shares Owned   Outstanding
    Shareholder         Offering          Shares         Prospectus     after Offering     Shares
-----------------------------------------------------------------------------------------------------
Deutsche Bank AG,
London Branch(1)..     937,500(2)          9.9%           937,500             0              -
-----------------------------------------------------------------------------------------------------

--------------

(1) DB Advisors, a wholly owned subsidiary of Deutsche Bank AG, is the investment manager of a portfolio held by Deutsche Bank AG, London Branch. The address for DB Advisors is 280 Park Avenue, 9th Floor, New York, New York 10017, Attention: Yehuda Blinder.

(2) Includes 187,500 ordinary shares issuable upon the exercise of currently exercisable warrants issued to the selling shareholder.


                              PLAN OF DISTRIBUTION

        We are registering the ordinary shares issued to the selling shareholder and issuable upon exercise of the warrants to permit the resale of these ordinary shares by the holders of the ordinary shares and the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

        The selling shareholder may sell all or a portion of the ordinary shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.
These sales may be effected in transactions, which may involve crosses or block transactions,

          o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

          o    in the over-the-counter market;

          o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

          o through the writing of options, whether such options are listed on an options exchange or otherwise;

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o    short sales;

          o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.

        If the selling shareholder effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholder may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The selling shareholder may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

        The selling shareholder may pledge or grant a security interest in some or all of the warrants or ordinary shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus. The selling shareholder also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling shareholder and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

        We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement, estimated to be $20,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholder will be entitled to contribution. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

        Once sold under the shelf registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

        Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, as a liquidating distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld). Israeli residents are also eligible to purchase ordinary shares.

        Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998. Since January 1, 2003 all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions). Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

        The State of Israel does not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

                                     EXPERTS

        The consolidated financial statements of LanOptics Ltd. included in LanOptics' Annual Report (Form 20-F) for the year ended December 31, 2002, have been audited by Kost, Forer,

Gabbay & Kasierer, a member of Ernst & Young Global, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

        Certain legal matters in connection with the registration of the ordinary shares hereunder with respect to Israeli law will be passed upon for us by Naschitz, Brandes & Co., Tel-Aviv, Israel, our Israeli counsel.

                                MATERIAL CHANGES

        Except as otherwise described our Annual Report on Form 20-F for the fiscal year ended December 31, 2002 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2002.

           WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF
                        CERTAIN INFORMATION BY REFERENCE

        This prospectus is a part of a registration statement on Form F-3, Registration No. 333-112136, which we filed with the Securities and Exchange Commission under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

        We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 0-15375). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

          o Our Annual Report on Form 20-F for the fiscal year ended December 31, 2002;

          o    Our Reports on Form 6-K dated July 31, 2003 and October 31, 2003;
               and

          o The description of our Ordinary Shares contained in our Amendment No. 3 to our Registration Statement on Form F-1, filed on November 18, 1992.

        In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

        Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

        We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to LanOptics Ltd. 1 Hatamar Street PO Box 527 Yokneam 20692 Israel. Attn: Dror Israel, Chief Financial Officer, telephone number +972-4-959-6666. You may also obtain information about us by visiting our website at www. lanoptics.com. Information contained in our website is not part of this prospectus.

        We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's Web site. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's Web site at http: // www.sec.gov.


                       ENFORCEABILITY OF CIVIL LIABILITIES

        Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

        We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

          o the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

          o    the judgment is no longer appealable,

          o the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

          o    the judgment is executory in the state in which it was given.

        Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

        An Israeli court also will not declare a foreign judgment enforceable if:

          o    the judgment was obtained by fraud,

          o    there was no due process,

          o the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

          o the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

          o at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

        We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

                        LANOPTICS LTD. AND ITS SUBSIDIARY


                    INTERIM CONSOLIDATED FINANCIAL STATEMENTS


                            AS OF SEPTEMBER 30, 2003


                                 IN U.S. DOLLARS






                                                                            Page
                                                                            ----

 Interim Consolidated Balance Sheets....................................    F-2

 Interim Consolidated Statements of Operations..........................    F-4

 Interim Statements of Changes in Shareholders' Equity .................    F-5

 Interim Consolidated Statements of Cash Flows..........................    F-6

 Notes to Interim Consolidated Financial Statements.....................    F-8

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars in thousands

                                                             September 30,
                                                        ------------------------    December 31,
                                                           2003          2002           2002
                                                        ----------    ----------   ---------------
                                                               Unaudited              (Note 1b)
                                                        ------------------------   ---------------
    ASSETS

 CURRENT ASSETS:
   Cash and cash equivalents                             $ 10,313      $  3,339     $  4,036
   Marketable securities                                    5,403         9,897        6,644
   Trade receivables                                          250           170          362
   Other accounts receivables and prepaid expenses            360           403          532
   Inventories (Note 4)                                       438           136          377
                                                        ----------    ----------   -----------
 Total current assets                                      16,764        13,945       11,951
 -----                                                  ----------    ----------   -----------

 LONG-TERM INVESTMENTS:
   Prepaid development and production costs                   628           854          777
   Severance pay fund                                       1,183           861          939
                                                        ----------    ----------   -----------
 Total long term investments                                1,811         1,715        1,716
 -----                                                  ----------    ----------   -----------

 PROPERTY AND EQUIPMENT, NET                                  760         1,182        1,021
                                                        ----------    ----------   -----------

 OTHER ASSETS:
   Technology, net                                          1,105         1,389        1,318
   Goodwill, net                                            1,450         1,613        1,574
                                                        ----------    ----------   -----------
                                                            2,555         3,002        2,892
                                                        ----------    ----------   -----------

 ASSETS ATTRIBUTED TO DISCONTINUED OPERATIONS                   -            16            -
                                                        ----------    ----------   -----------

 Total assets                                            $ 21,890      $ 19,860     $ 17,580
 -----                                                  ==========    ==========   ===========


The accompanying notes are an integral part of the interim consolidated financial statements.

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)

                                                           September 30,
                                                   -----------------------------    December 31,
                                                        2003            2002            2002
                                                   --------------   ------------   ---------------
                                                             Unaudited                (Note 1b)
                                                   -----------------------------   ---------------
    LIABILITIES AND SHAREHOLDERS' EQUITY

 CURRENT LIABILITIES:
   Trade payables                                   $       254       $      197     $      506
   Other accounts payable and accrued expenses            2,094            2,113          2,296
                                                   --------------   ------------   ---------------
 Total current liabilities                                2,348            2,310          2,802
 -----                                             --------------   ------------   ---------------

 LONG-TERM LIABILITIES:
   Accrued severance pay                                  1,471            1,109          1,196
   Long-term loan (Note 5)                                1,361                -              -
                                                   --------------   ------------   ---------------

                                                          2,832            1,109          1,196
                                                   --------------   ------------   ---------------

 PREFERRED SHARES IN A SUBSIDIARY                        10,848            7,648          5,567
   (Note 1e)                                       --------------   ------------   ---------------

 OPTIONS ISSUANCE BY A SUBSIDIARY                           176                -              -

 LIABILITIES ATTRIBUTED TO DISCONTINUED                     111              243            214
   OPERATIONS                                      --------------   ------------   ---------------


 SHAREHOLDERS' EQUITY:
   Share capital:
    Ordinary shares of NIS 0.02 par value -
      Authorized: 30,000,000 shares as of                    60               60             60
      September 30, 2003 and 2002 and
      December 31, 2002; Issued and outstanding:
      8,472,035 as of September 30, 2003 and
      8,465,535 shares as of September
      30, 2002 and December 31, 2002
   Additional paid-in capital                            33,789           33,662         33,743
   Accumulated deficit                                  (28,274)         (25,172)       (26,002)
                                                   --------------   ------------   ---------------

 Total shareholders' equity                               5,575            8,550          7,801
 -----                                             --------------   ------------   ---------------

 Total liabilities and shareholders' equity         $    21,890       $   19,860     $   17,580
 -----                                             ==============   ============   ===============

The accompanying notes are an integral part of the interim consolidated financial statements.

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)

                                               Nine months ended       Three months ended     Year ended
                                                  September 30,           September 30,        December
                                           -------------------------------------------------      31,
                                               2003        2002        2003        2002          2002
                                           ---------------------------------------------------------------
                                                               Unaudited                       (Note 1b)
                                           ---------------------------------------------------------------
 Revenues (Note 6)                          $   1,196   $     228   $     467    $     143    $     465
 Cost of revenues                                 432          88         173           55          164
 Amortization of developed technology             213          36          71           36          107
                                           ---------------------------------------------------------------
 Gross profit                                     551         104         223           52          194
                                           ---------------------------------------------------------------
 Operating expenses:
   Research and development, net                5,618       6,130       1,802        2,203        8,153
    In-process research and development
        write-off                                   -       4,655           -        4,655        4,655
   Selling and marketing, net                   1,674       1,338         469          417        1,913
   General and administrative                   1,134         885         333          310        1,288
   Amortization of goodwill                       124          21          41           21           60
                                           ---------------------------------------------------------------
 Total operating expenses                       8,550      13,029       2,645        7,606       16,069
                                           ---------------------------------------------------------------
 Operating loss                                (7,999)    (12,925)     (2,422)      (7,554)     (15,875)
 Financial income, net                             81         623          20          117          659
                                           ---------------------------------------------------------------
 Loss from continuing operations, before
   minority interest                           (7,918)    (12,302)     (2,402)      (7,437)     (15,216)
 Minority interest in losses of a
   subsidiary                                   5,646       6,407       1,716        2,094        8,488
                                           ---------------------------------------------------------------
 Loss from continuing operations               (2,272)     (5,895)       (686)      (5,343)      (6,728)
                                           ---------------------------------------------------------------
 Income (loss) from discontinued
   operations of a segment of a business            -          48           -          (16)          51
                                           ---------------------------------------------------------------
 Net loss                                   $  (2,272)  $  (5,847)  $    (686)   $  (5,359)   $  (6,677)
                                           ===============================================================
 Net loss per share from continuing
   operations                               $   (0.26)  $   (0.78)  $   (0.08)   $   (0.68)   $   (0.87)
                                           ===============================================================
 Net earnings per share from discontinued
   operations                               $       -   $     0.01  $       -    $       -    $    0.01
                                           ===============================================================
 Net loss per share                         $   (0.26)  $   (0.77)  $   (0.08)   $   (0.68)   $   (0.86)
                                           ===============================================================
 Weighted average number of Ordinary
   shares used in computing net loss per
   share                                    8,713,447   7,542,278   8,715,857    7,926,781    7,782,593
                                           ===============================================================

The accompanying notes are an integral part of the interim consolidated financial statements.

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share data)

                                                     Number of shares
                                                ---------------------------                Additional                   Total
                                                  Ordinary       Deferred       Share       paid-in     Accumulated   shareholders'
                                                   shares         shares       capital      capital       deficit       equity
                                                -------------  ------------ ------------- ------------ ------------- ------------
Balance as of January 1, 2002 (Note 1b)          7,290,777       1,000       $      56     $   24,792   $ (19,325)    $    5,523
  Net loss                                               -           -               -              -      (6,677)        (6,677)
  Exercise of options                               21,250           -           *)  -             53           -             53
  Issuance of shares                             1,153,508           -               4          8,898           -          8,902
  Retirement of Deferred shares                          -      (1,000)              -              -           -              -
                                                -------------  ------------ ------------- ------------ ------------- ------------
Balance as of December 31, 2002 (Note 1b)        8,465,535           -              60         33,743     (26,002)         7,801
  Net loss (unaudited)                                   -           -               -              -      (2,272)        (2,272)
  Exercise of options (unaudited)                    6,500           -           *)  -             17           -             17
  Compensation related to options granted to
     employees (unaudited)                               -           -               -                          -             29
                                                -------------  ------------ ------------- ------------ ------------- ------------
Balance as of September 30, 2003 (unaudited)     8,472,035           -       $      60     $   33,789   $ (28,274)    $    5,575
                                                =============  ============ ============= ============ ============= ============
Balance as of January 1, 2002 (Note 1b)          7,290,777       1,000       $      56     $   24,792   $ (19,325)    $    5,523
  Net loss (unaudited)                                   -           -               -              -      (5,847)        (5,847)
  Issuance of shares (unaudited)                 1,153,508           -               4          8,817           -          8,821
  Exercise of options (unaudited)                   21,250           -          *)   -             53           -             53
  Retirement of Deferred shares (unaudited)              -      (1,000)              -              -           -              -
                                                -------------  ------------ ------------- ------------ ------------- ------------
Balance as of September 30, 2002 (unaudited)     8,465,535           -       $      60     $   33,662   $ (25,172)    $    8,550
                                                =============  ============ ============= ============ ============= ============
Balance as of July 1, 2003 (unaudited)           8,468,035           -       $      60     $   33,955   $ (27,588)    $    6,427
  Net loss (unaudited)                                   -           -               -              -        (686)          (686)
  Exercise of options (unaudited)                    4,000           -           *)  -             10           -             10
                                                -------------  ------------ ------------- ------------ ------------- ------------
Balance as of September 30, 2003 (unaudited)     8,472,035           -       $      60     $   33,965   $ (28,274)    $    5,751
                                                =============  ============ ============= ============ ============= ============
Balance as of July 1, 2002 (unaudited)           7,312,027           -       $      56     $   24,845   $ (19,813)    $    5,088
  Net loss (unaudited)                                   -           -               -              -      (5,359)        (5,359)
  Issuance of shares (unaudited)                 1,153,508           -               4          8,817           -          8,821
                                                -------------  ------------ ------------- ------------ ------------- ------------
Balance as of September 30, 2002 (unaudited)     8,465,535           -       $      60     $   33,662   $ (25,172)    $    8,550
                                                =============  ============ ============= ============ ============= ============

*) Represents an amount lower than $ 1.

The accompanying notes are an integral part of the interim consolidated financial statements.

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. dollars in thousands

                                            Nine months ended       Three months ended      Year ended
                                              September 30,            September 30,       December 31,
                                        --------------------------------------------------
                                            2003         2002        2003         2002         2002
                                        -----------------------------------------------------------------
                                                            Unaudited                        (Note 1b)
                                        -----------------------------------------------------------------
 Cash flows from operating activities:
 -------------------------------------
   Net loss                               $ (2,272)    $ (5,847)  $   (686)   $   (5,359)  $   (6,677)
   Adjustments to reconcile net loss to
    net cash used in operating
    activities:
    Depreciation and amortization              843          571        280           238          862
    Amortization of prepaid production
      and development costs                    149          471         33           168          548
    Write-off of in-process research
      and development                            -        4,655          -         4,655        4,655
    Gain on sale of marketable
        securities                             (87)        (497)       (24)           20         (587)
    Minority interest in losses of a
      subsidiary                            (5,646)      (6,407)    (1,716)       (2,094)      (8,488)
    Decrease (increase) in trade
      receivables                              112         (170)       (22)            3         (362)
    Decrease (increase) in other
      accounts receivable and prepaid
      expenses                                 172         (107)        43          (136)        (236)
    Increase in inventories                    (61)        (136)       (65)          (15)        (377)
    Increase (decrease) in trade
      payables                                (252)        (125)      (365)         (294)         184
    Increase (decrease) in other
      accounts payable and accrued
      expenses                                (202)         693       (312)          653          876
    Accrued severance pay, net                  31          (56)        (5)                       (47)
    Stock-based compensation related to
      warrants granted in respect of
      credit-line allocation                    37            -         22             -            -
    Stock-based compensation related to
      options granted to employees              29            -          -             -            -
                                        -----------------------------------------------------------------
   Net cash used in continued operating
   activities                               (7,147)      (6,955)     (2,817)      (2,161)      (9,649)
                                        -----------------------------------------------------------------
 Net cash used in discontinued
   operating activities                       (103)        (282)        (6)          (28)        (294)
                                        -----------------------------------------------------------------

 Total net cash used in operating
 -----  activities                          (7,250)      (7,237)    (2,823)       (2,189)      (9,943)
                                        -----------------------------------------------------------------
 Cash flows from investing activities:
 -------------------------------------
   Investment in marketable securities      (8,953)      (2,656)    (1,500)            -       (3,142)
   Proceeds from sale of marketable
    securities                              10,281       10,929      1,567         1,065       14,758
   Purchase of property and equipment         (255)        (414)     (207)           (55)        (435)
   Proceeds from sale of property and
    equipment                                   10            -         -              -            -
                                        -----------------------------------------------------------------
 Net cash provided by (used in)
   investing activities                      1,083        7,859       (140)        1,010       11,181
                                        -----------------------------------------------------------------

                                       F-6


 Cash flows from financing activities:
 -------------------------------------
   Proceeds from issuance of shares in
    subsidiary, net                         10,927            -        (34)            -            -
   Proceeds from exercise of options            17           53         10             -           53
   Share capital issuance expenses               -         (134)      -             (134)         (53)
   Long-term loan                            1,500            -          -             -            -
                                        ------------------------------------- ---------------------------
 Net cash provided by (used in)
   financing activities                     12,444          (81)       (24)         (134)           -
                                        ------------------------------------- ---------------------------
 Increase (decrease) in cash and cash
   equivalents                               6,277          541     (2,987)       (1,313)       1,238
 Cash and cash equivalents at the
   beginning of the period                   4,036        2,798     13,300         4,652        2,798
                                        ------------------------------------- ---------------------------
 Cash and cash equivalents at the end
   of the period                          $ 10,313     $  3,339   $ 10,313     $   3,339   $    4,036
                                        ===================================== ===========================
 Non-cash activities:
 --------------------
   Investment in subsidiary against
    issuance of shares:
   Other assets                           $      -     $ (3,060)  $      -    $   (3,060)  $   (3,060)
   Preferred shares in subsidiary                -       (1,240)         -        (1,240)      (1,240)
   In-process research and development           -       (4,655)         -        (4,655)      (4,655)
                                        ------------------------------------- ---------------------------
   Issuance of shares                     $      -     $ (8,955)  $      -    $   (8,955)  $   (8,955)
                                        ===================================== ===========================

The accompanying notes are an integral part of the interim consolidated financial statements.

6                                      F-7

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 1:-    GENERAL

          a. The consolidated financial statements of LanOptics Ltd. (the "Company") include the unaudited consolidated balance sheets as of September 30, 2003 and 2002, and consolidated statements of operations, changes in shareholders' equity and cash flows for the nine and three months periods ended September 30, 2003 and 2002. The interim consolidated financial statements do not include all the information and footnotes required for complete financial statements request In management's opinion, this unaudited information has been prepared on the same basis as the audited consolidated financial statements and reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial information (including Note8, presenting all material differences between Israeli and U.S. GAAP), in accordance with generally accepted accounting principles for interim information, for the periods presented. Results for interim periods are not necessarily indicative of the results to be expected for the entire year.

          b. The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

          c. The Company's 51% owned subsidiary, E.Z. Chip Technologies Ltd. ("EZchip"), currently depends on a single manufacturer (IBM) for production of its products. If this manufacturer is unable or unwilling to continue to manufacture EZchip's products in required volumes or on a timely basis, any resulting manufacturing delays may result in the loss of sales and adversely affect operating results.

          d. On December 31, 2002, following two quarters of minimal operations related to the networking solutions products ("legacy products"), and based on management's expectations of minimal future operations related to these products, management decided to account for its legacy operations as a discontinuation of a business in accordance with Accounting Standard No. 8 of the Israel Accounting Standards Board, "Discontinued Operations" in the financial statements as of December 31, 2002. Accordingly, the results of operations of the legacy operations for the nine months and three months ended September 30, 2003 and 2002, and for the year ended December 31, 2002, have been reported separately as discontinued operations in the statements of operations. In addition, the assets and liabilities attributed to the discontinued operations have been reported separately in the balance sheets as of September 30, 2003 and 2002 and December 31, 2002.

               The results of operations of legacy operations are summarized as follows:

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands


NOTE 1:-    GENERAL (Cont.)

                                         Nine months ended       Three months ended      Year ended
                                            September 30,            September 30,       December 31,
                                      --------------------------------------------------
                                          2003         2002        2003         2002         2002
                                      -----------------------------------------------------------------
                                                          Unaudited                        (Note 1b)
                                      -----------------------------------------------------------------
             Revenues                    $    -      $   61      $    -       $   2        $    61
             Cost of revenues                 -          (4)          -           -            (5)
             Research and development         -           -           -          (1)            -
               expenses
             Selling, general and             -          (9)          -         (17)           (5)
               administrative expenses
                                      -----------------------------------------------------------------
             Net income (loss)           $    -      $   48           -         (16)       $   51
                                      =================================================================

          e. During March 2003, EZchip issued 16,542,267 Series C Preferred Shares, in consideration of $ 13,500. The amount of $ 11,200, which was invested by third parties, was recorded as Preferred Shares in a subsidiary.


               The Preferred C shares generally confer all of the rights conferred by the other shares and in addition bear the following rights:

               1.   Dividend preference:

                    Non-cumulative dividends are at the rate of 6% per annum, when and if declared. The dividend preference shall be allocated on a pro-rata basis between the holders of all Preferred Shares.

               2.   Liquidation preference:

                    First, each Series C Preferred Share shall entitle its holder to the original Series C per share issue price (b) Second, each Series B Preferred Share shall entitle its holder to the original Series B per share issue price (c) Third, each Series A Preferred Share shall entitle its holder to the original Series A per share issue price (d) Fourth, each Series C Preferred Share shall entitle its holder to 1 1/2 times the original Series C per share issue price (e) Fifth, each Series B Preferred Share shall entitle its holder to 1 1/2 times the Original Series B per share issue price (f) Sixth, in the event that the assets available for distribution shall equal or exceed the amount necessary to pay the full Series C, B and A liquidation preference, then after those distributions, all of the remaining assets shall be distributed to the holders of Series A, B and C Preferred Shares and Ordinary Shares in proportion to the respective percentage holdings, assuming all of the outstanding Preferred Shares have been converted into Ordinary Shares.

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 1:-    GENERAL (Cont.)

               3.   Redemption:

                    At the request of the holders of Series C Preferred Shares after four years from the issuance date, EZchip will be required to redeem the Series C Preferred Shares at a price per share equal to the greater of (a) the original Series C per share issue price plus an amount equal to any accrued and unpaid dividends thereon plus 6% coupon interest compounded annually or (b) the fair market value of such shares.

               4.   Required consent:

                    EZchip's articles of incorporation require approval by a simple majority of its board of directors or shareholders for actions in the ordinary course of business.

                    The minority shareholders, who hold the Preferred C Shares, have the following rights:

                    o The consent of holders of a majority of Series C Preferred Shares shall be required to:

                    o Change the rights and terms of the Series C Preferred Shares;

                    o Issue any security either senior to or on a parity with the Series C Preferred Shares;

                    o    Sell  or  merge   EZchip   (or  any   other   corporate
                         reorganization)  or  sell  or  exclusively   license  a
                         substantial portion of its assets;

                    o Pay any dividend to or redeem any Existing Preferred Shares or Ordinary Shares;

                    o    Change EZchip's by-laws or articles of incorporation.

          f. In May 2003, Lanoptics signed an agreement with all EZchip shareholders upon which Lanoptics granted the shareholders the option to exchange their shares in EZchip for Ordinary Shares of Lanoptics. The exchange is subject to the fulfillment of certain conditions.

NOTE 2: -   SIGNIFICANT ACCOUNTING POLICIES

          The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in Israel ("Israeli GAAP"), which differ in certain respects from those followed in the United States, as described in Note 8.

          a. The significant accounting policies applied in the consolidated financial statements as of September 30, 2003 are consistent with those applied in the consolidated financial statements as of December 31, 2002.

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 2: -   SIGNIFICANT ACCOUNTING POLICIES (Cont.)

          b.   Use of estimates:

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

          c.   Accounting for stock-based compensation:

               The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44") in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's stock options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized.

               The Company applies SFAS No. 123 and EITF 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" with respect to options issued to non-employees. SFAS No. 123 requires use of an option valuation model to measure the fair value of these options at the grant date.

               In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of SFAS No. 123" ("SFAS No. 148"). SFAS No. 148 permits two additional transition methods for entities that adopt the fair value based method of accounting for stock-based employee compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports continuing financial statements for interim periods beginning after December 15, 2002. As at the balance sheet date, the Company continues to apply APB No. 25.

               Under SFAS No. 123, "Accounting for Stock-Based Compensation", pro forma information regarding net income (loss) and net earnings (loss) per share is required, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes valuation model with the following assumptions for the nine months ended September 30, 2003: risk-free interest rates of 1.21%, dividend yields of 0%, expected life for an option of one year and excepted volatility of 1.015. No options were granted during 2002.

               The fair value for the subsidiary's options was estimated at the date of grant using the Black-Scholes valuation model, with the following assumptions for the year ended December 31, 2002 and for the nine months ended September 30, 2002: risk free interest

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 2: -   SIGNIFICANT ACCOUNTING POLICIES (Cont.)

               rates of 4.75%, divided yields of 0%, expected life for an options of four years and excepted volatility of 0.01. No options were granted until September 30, 2003.

               For purposes of pro-forma disclosure disclosure the estimated fair value of the options is amortized to expenses over the options vesting period.

            Pro forma information under SFAS 123:

                                                                 Nine months ended        Year ended
                                                                   September 30,         December 31,
                                                            ---------------------------
                                                                2003          2002           2002
                                                            ------------- ------------- ---------------
                                                                     Unaudited             (Note 1b)
                                                            --------------------------- ---------------
             Loss from continuing operations as reported     $   (7,790)   $  (12,334)   $   (15,177)
               according to U.S GAAP (see Note -8a)
                                                            ============= ============= ===============
             Income from discontinuing operations as         $        -    $       48    $        51
               reported
                                                            ============= ============= ===============
             Net loss as reported                            $   (7,790)   $  (12,286)   $   (15,126)
                                                            ============= ============= ===============
             Add: stock-based employee compensation          $     (120)   $      (88)   $      (204)
               expenses determined under fair value
               based method
                                                            ============= ============= ===============
             Deduct: stock based employee compensation       $       29    $        -    $         -
               expenses Included in reported net loss
                                                            ============= ============= ===============
             Pro forma loss from continuing operations       $   (7,881)   $  (12,422)   $   (15,381)
                                                            ============= ============= ===============
             Pro forma income from discontinuing                           $       48    $        51
               operations                                    $        -
                                                            ============= ============= ===============
             Pro forma net loss                              $   (7,881)   $  (12,374)   $   (15,330)
                                                            ============= ============= ===============
             Pro forma net loss per share from               $    (0.93)   $    (1.66)   $     (1.99)
               continuing operations
                                                            ============= ============= ===============
              Pro forma net earnings per share from          $        -    $     0.01    $      0.01
               discontinuing operations
                                                            ============= ============= ===============
             Pro forma net loss per share                    $    (0.93)   $    (1.65)   $     (1.98)
                                                            ============= ============= ===============

          d. Implementation of new accounting standards and their impact on the financial statements

               During  October  2001,  the  Israel  Accounting  Standards  Board
               published   Accounting  Standard  No.  12  with  respect  to  the
               discontinuation of the adjustment of financial statements, and Accounting Standard No. 13 with respect to the effect of the changes in the exchange rates for foreign currencies. In December 2002, Accounting Standard

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 2: -   SIGNIFICANT ACCOUNTING POLICIES (Cont.)

               No. 17 was published with respect to the deferral of the implementation of Accounting Standards No. 12 and No. 13 until January 1, 2004.

               Accounting Standard No. 13 and No. 17 prescribe principles with respect to the accounting for the effect of the changes in the exchange rates for foreign currency. These Standards replaces clarification No. 8 and clarification No. 9 to Opinion No. 36 of the Institute of Certified Public Accountants in Israel, which are void with the discontinuation of the adjustment of financial statements. The Standards deal with the translation of transactions in foreign currency and the translation of financial statements of foreign operations in order to integrate them into the financial statements of the reporting company. The translation principles of Accounting Standard No. 13 are different from those implemented to date. Accounting Standard No. 13 will apply to financial statements for periods commencing after December 31, 2003.

               In accordance with the provisions of Accounting Standard No. 13, it is possible to continue adjusting the financial statements pursuant to the changes in the foreign currency exchange rates in accordance with section 29(a) to Opinion No. 36 of the Institute of Certified Public Accountants in Israel up until the date on which the Accounting Standards Board will publish a new Standard regarding this issue. This Standard requires disclosure with respect to the reasons for presenting the financial statements in foreign currency. In addition, this Standard requires disclosure with respect to any change whatsoever in the reporting currency.

               The Company does not expect the adoptions of these new standards to have a material impact on its results of operation or financial positions.

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 3:-    FINANCIAL STATEMENTS IN U.S. DOLLARS

          The transactions of the Company and its subsidiary are recorded in new Israeli shekels, however, since the majority of the Company's sales are made in U.S. dollars ("dollars") and the Company's shares are traded on a foreign secuities market,the Company and its subsidiary have elected to adjust their financial statements according to the changes in the exchange rate of the dollar in conformity with Section 29b to Statement of Opinion 36 of the Institute of Certified Public Accountants in Israel.

          Accordingly, transactions and balances originally denominated in dollars are presented at their original amounts. Non-dollar transactions and balances are recorded at the exchange rate at the date of the transaction and remeasured into dollars at the exchange rate in effect at the date of the transaction. The effects of foreign currency remeasurement are included in the statement of operations as financial income or expenses, as appropriate.

NOTE 4:-    INVENTORIES

                                             September 30,         December 31,
                                      ----------------------------
                                          2003            2002        2002
                                      ------------------------------------------
                                               Unaudited            (Note 1b)
                                      ------------------------------------------
            Raw materials               $     212     $     32     $     94
            Work in progress                   24            3            3
            Finished products                 202          101          280
                                      -------------   ----------  ----------
                                        $     438     $    136     $    377
                                      =============   ==========  ==========

NOTE 5:-    LONG-TERM LOAN

          In April 2003, EZchip signed a loan agreement with a third party providing EZchip with a $ 1,500 revolving credit facility. The credit facility may be be increased by an additional $ 1,500 upon EZchip's achievement of certain milestones. The loan bears annual interest of LIBOR + 4.5% per annum. The loan will be repaid on the earlier of: (1) March 14, 2005; (2) the consummation of an investment of at least $15 thousand; or (3) an IPO. In order to collateral the loan, EZchip granted the third party a first ranking floating charge on all of its tangible and intangible assets. In addition, EZchip granted the third party a warrant to purchase 551,403 Preferred C Shares at an exercise price of $ 0.8161 per share. The warrant is exercisable until the earlier of March 2011 or an IPO.

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 5:-    LONG-TERM LOAN (Cont.)

          The warrant was treated according to APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants". Under APB 14, the fair value of the warrants was calculated using the Black-Scholes valuation model with the following assumptions: a risk-free interest rate of 1.39%, a dividend yield of 0%, a volatility of 0.5% and a weighted average expected life of eight years. The fair value of the warrants is accounted for as "options issuance by a subsidiary", and is amortized as financial expenses over two years, which is the loan term assuming the loan will be paid in March 2005.

NOTE 6:-    SEGMENTS AND GEOGRAPHIC INFORMATION

          a.   Segment information:

               The Company manages its business on the basis of one reportable segment.

          b. Total revenues are attributed to geographic areas based on location of end-customers.

               The following presents total revenues for the nine months and three months ended September 30, 2003 and 2002, and for the year ended December 31, 2002, and for long-lived assets as of September 30, 2003 and 2002, and December 31, 2002.

                                    Nine months ended September 30,
                           -------------------------------------------------
                                     2003                     2002               December 31, 2002
                           ------------------------ ------------------------  ------------------------
                              Total     Long-lived   Total       Long-lived     Total      Long-lived
                            revenues      assets    revenues       assets      revenues      assets
                           -----------  ----------- -----------  -----------  ----------  ------------
                                  Unaudited                Unaudited                  Note 1b
                           ------------------------ ------------------------  ------------------------
             Israel         $    181     $  3,938    $    155     $  5,026     $    185    $  4,680
             Far East            850            -          65            -          275           -
             North America       165            5           8           12            5          10
                           -----------  ----------- -----------  -----------  ----------  ------------
                            $  1,196     $  3,943    $    228     $  5,038     $    465    $  4,690
                           ===========  =========== ===========  ===========  ==========  ============


                                                 Three months ended
                                                    September 30,
                                            -----------------------------
                                                 2003           2002
                                            --------------  -------------
                                                   Total revenues
                                            -----------------------------

                  Israel                     $    112        $     93
                  Far East                        235              50
                  North America                   120               -
                                            --------------  -------------

                                             $    467        $    143
                                            ==============  =============

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 6:-    SEGMENTS AND GEOGRAPHIC INFORMATION (Cont.)

          c. Major customer data as a percentage of total revenues (customers above 5% of revenues):

                      Nine months ended     Three months ended     Year ended
                        September 30,         September 30,       December 31,
                     -------------------- ----------------------
                       2003       2002       2003        2002         2002
                     --------- ---------- ----------- ---------- ---------------
                                     Unaudited                      (Note 1b)
                     ------------------------------------------- ---------------

        Customer A      -         15%          -         14%           12%
        Customer B      5%        67%          7%        62%           38%
        Customer C      8%         -          16%         -             -
        Customer D      6%         -           -          -             -
        Customer E     12%         -          16%         -            10%
        Customer F     28%         9%          6%        15%           14%
        Customer G      6%         -           -          -             9%
        Customer H      5%         -          10%         -             -
        Customer I      -          -           -          -             5%
        Customer G      -          -           5%         -             -
        Customer K      -          -           5%         -             -
        Customer L      -          -           5%         -             -
        Customer M      -          -           5%         -             -

NOTE 7: -   SUBSEQUENT EVENTS

          In December 2003, the Company issued 750,000 ordinary shares for a total consideration of $ 6,000. In addition, the Company granted the investor a warrant to purchase up to 187,500 ordinary shares at an exercise price of $ 11.39 per Ordinary share. The warrant is exercisable until December 2008. The warrants may not be exercised if the shareholder together with its affiliates would own a number of Ordinary Shares which would exceed 9.99% of the Company's outstanding Ordinary shares following such exercise.

NOTE 8:- EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP ON THE CONSOLIDATED FINANCIAL STATEMENTS

          The interim consolidated financial statements of the Company conform with generally accepted accounting principles in Israel ("Israeli GAAP"), which differ in certain respects from those followed in the United States ("U.S. GAAP"), as described in Note 16 to the consolidated financial statements as of December 31, 2002, and as described below:

          Implementation of new accounting standards and their effect on the financial statements:

          In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 8:- EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP ON THE CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

          entity's residual returns or both. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period ending after March 15, 2004. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established.

          Due to the complexity of FIN No. 46, the Company has not yet finalized its analysis of the implications of the implementation of FIN No. 46 on the presentation of its financial statements and, therefore, cannot estimate whether the adoption of FIN No. 46 will have a material impact on its results of operations or financial position according to U.S. GAAP.

          The effect of the material differences between Israeli and U.S. GAAP on the financial statements is as follows:

          a.   On statement of operations items:

                                                     Nine months ended         Year ended
                                                       September 30,            December
                                               -----------------------------       31,
                                                    2003           2002           2002
                                               --------------  -------------  -------------
                                                         Unaudited              (Note 1b)
                                               -----------------------------  -------------
           Net loss according to Israeli GAAP   $    (2,272)    $   (5,847)    $   (6,677)
                 Minority interest in loss of
                subsidiary - Preferred shares        (5,646)        (6,407)        (8,488)
                     Amortization of goodwill           123             21             60
                    Unrealized loss (gain) on
                        marketable securities             5            (53)           (21)
                                               --------------  -------------  -------------

              Net loss according to U.S. GAAP   $    (7,790)    $  (12,286)    $  (15,126)
                                               ==============  =============  =============
               Net loss per share as reported
                    according to Israeli GAAP   $     (0.26)    $    (0.77)    $    (0.86)
                                               ==============  =============  =============
              Net loss per share according to
                                    U.S. GAAP   $     (0.92)    $    (1.64)    $    (1.95)
                                               ==============  =============  =============
            Net loss per share from continuing
            operations according to U.S. GAAP   $     (0.92)    $    (1.64)    $    (1.95)
                                               ==============  =============  =============
         Weighted average number of Ordinary
           shares used in computing net loss
           per share under U.S GAAP               8,466,958      7,504,278      7,744,593
                                               ==============  =============  =============

                                               LANOPTICS LTD. AND ITS SUBSIDIARY

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands

NOTE 8:- EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP ON THE CONSOLIDATED FINANCIAL STATEMENTS (Cont.)

          b.   On balance sheet items:

                                         September 30, 2003                   September 30, 2002
                                 -----------------------------------  -----------------------------------
                                  As per                   As per      As per                    As per
                                  Israeli                   U.S.       Israeli                    U.S.
                                    GAAP     Adjustment     GAAP        GAAP      Adjustment      GAAP
                                 ---------- ------------ -----------  ---------  ------------- ----------
                                               Audited                             Unaudited
                                 -----------------------------------  -----------------------------------
             Preferred shares
               of a subsidiary    $(10,848)  $(21,068)    $(31,916)    $(7,648)   $(13,341)     $(20,989)
             Goodwill
                                  $  1,450       $184     $  1,634      $1,613    $     21      $  1,634
             Shareholders'
               equity             $  5,575   $(20,884)    $(15,309)     $8,550    $(13,320)     $ (4,770)
             Total liabilities
               and shareholders'
               equity             $ 21,890   $      -     $ 21,890     $19,860    $      -      $ 19,860


                                          December 31, 2002
                                   As per                    As per
                                  Israeli     ----------      U.S.
                                   GAAP       Adjustment      GAAP
                                  -----------------------------------
                                               Note 1b
                                  -----------------------------------

             Preferred shares
               of a subsidiary    $ (5,567)  $(15,422)    $ (20,989)
             Goodwill             $  1,574        $60     $   1,634
             Shareholders'
               equity             $  7,801   $(15,362)    $  (7,561)
             Total liabilities
               and shareholders',
               equity              $17,580   $      -     $ 17,580

                  As of September 30, 2003 and 2002 and December 31, 2002, net unrealized loss (gains) from marketable securities classified as available for sale, amounted to $ 5, $ (53) and $ (21), respectively.

                               - - - - - - - - - -

                                 LANOPTICS LTD.






                             937,500 ORDINARY SHARES






                          ----------------------------



                                   PROSPECTUS


                          ----------------------------





          You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.



                                February 17, 2004